EXHIBIT 99

CONTACT:  James A. Zweifel
          President Casinos, Inc.
          St. Louis, Missouri 63102
          314-622-3018

                         PRESIDENT CASINOS, INC.
                REPURCHASES $25.0 MILLION OF SENIOR NOTES;
             ISSUES $25.0 MILLION OF NEW SENIOR SECURED NOTES
                         TO FINANCE REPURCHASE


ST. LOUIS, MISSOURI, December 4, 1998 -- President Casinos, Inc. (OTC:PREZ) announced today that it has repurchased $25 million of its 13% senior notes. The repurchased notes will be used to satisfy the $25 million dollar principal payment due September 15, 1999 on President's originally outstanding $100 million 13% senior notes. The repurchase was funded by the issuance of $25 million of new 12% notes. The new 12% notes have no mandatory redemption obligation, mature on September 15, 2001, and are to be secured by mortgages on two of the company's vessels, the "Admiral" and the "New Yorker", as well as subsidiary guarantees.

James A. Zweifel, Executive Vice President and Chief Financial Officer stated, "This strategic financial move is a real win for the company, as it satisfies the September 1999 $25.0 million cash redemption requirement."

Libra Investments, Inc. acted as advisor to the Company on this transaction.

President Casinos, Inc. owns and operates riverboat and dockside gaming facilities in Davenport, Iowa, Biloxi, Mississippi and downtown St. Louis, Missouri near the base of the Gateway Arch.

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